Exhibit 99.1

Liberty Bancorp, Inc. Announces Financial Results for the Three and Six Month Periods Ended March 31, 2009

LIBERTY, Mo.--(BUSINESS WIRE)--April 24, 2009--Liberty Bancorp, Inc. (NASDAQ: LBCP) (the “Company”) announced today net earnings for the quarter ended March 31, 2009 of $374,000, or $.10 per diluted share, compared to net earnings of $453,000, or $.11 per diluted share, for the quarter ended March 31, 2008. Net earnings for the six months ended March 31, 2009 remained virtually the same at $980,000, or $.27 per diluted share, compared to net earnings of $984,000, or $.23 per diluted share, for the six months ended March 31, 2008. Liberty Bancorp, Inc. conducts substantially all of its operations through its wholly owned subsidiary, BankLiberty.

Net earnings decreased by $79,000 for the three-month period ended March 31, 2009 as compared to the same period in 2008 due to a higher provision for loan losses and higher noninterest expense, partially offset by higher net interest income, noninterest income and lower income taxes. For the comparable six-month periods, higher net interest and noninterest income were offset by a higher provision for loan losses and higher noninterest expense which resulted in substantially similar net earnings for each period.

Liberty Bancorp, Inc., through its subsidiary, BankLiberty, (the “Bank”) offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri, with nine additional retail banking facilities in the Kansas City metropolitan area.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.

LIBERTY BANCORP, INC.
Financial Highlights
(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31, 2009	September 30, 2008
ASSETS
Cash and cash equivalents	$ 12,300	$ 8,084
Securities	27,784	29,630
Loans and mortgage-backed securities	298,776	271,580
Other assets	33,899	26,891

Total Assets	$ 372,759	$ 336,185

LIABILITIES
Deposits	$ 280,693	$ 219,764
FHLB advances	46,191	69,241
Other liabilities	2,116	3,171

Total Liabilities	329,000	292,176
Total Stockholders' Equity	43,759	44,009
Total Liabilities & Stockholders' Equity	$ 372,759	$ 336,185
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Interest income	$ 4,916	$ 5,060	$ 9,717	$ 10,534
Interest expense	1,743	2,483	3,643	5,425
Net interest income	3,173	2,577	6,074	5,109
Provision for loan losses	341	270	470	450
Net interest income after provision for loan losses	2,832	2,307	5,604	4,659
Total noninterest income	601	513	1,060	990
Total noninterest expense	2,923	2,215	5,313	4,287
Earnings before income taxes	510	605	1,351	1,362
Income taxes	136	152	371	378
Net Earnings	$ 374	$ 453	$ 980	$ 984
Basic earnings per share	$ 0.10	$ 0.12	$ 0.27	$ 0.23
Diluted earnings per share	$ 0.10	$ 0.11	$ 0.27	$ 0.23

CONTACT:
Liberty Bancorp, Inc.
Brent M. Giles, 816-781-4822